Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

A&B VALVE AND PIPING SYSTEMS, L.P.,

T-3 ENERGY SERVICES, INC.

AND

A&B BOLT & SUPPLY, INC.

SEPTEMBER 29, 2005

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8.2	Review of Seller; Confidentiality.	28

8.3	Reasonable Best Efforts.	28

8.4	Employees and Benefit Plans.	28

8.5	Books and Records.	31

8.6	Collection of Payments.	32

8.7	Further Assurances.	32

8.8	Certain Tax Matters.	32

8.9	Registration of Vehicle Titles.	33

8.10	Accounts Receivable.	33

8.11	Non-Compete.	33

8.12	Equitable Relief.	34

8.13	Reasonable Restraint.	34

8.14	Material and Independent Covenant.	34

8.15	Change of Name of Seller.	34

8.16	Delivery of Excluded Inventory.	35

8.17	Beaumont Location.	35

8.18	Accounts Payable.	35

ARTICLE IX CONDITIONS TO CLOSING		35

9.1	Conditions to Obligations of Purchaser.	35

9.2	Conditions to Obligations of Seller.	36

ARTICLE X SURVIVAL; INDEMNIFICATION		37

10.1	Survival.	37

10.2	Indemnification.	37

10.3	Procedures.	38

10.4	No Consequential Damages	39

10.5	Scope of Representations and Warranties of Seller	40

10.6	Exclusive Remedy	40

10.7	Mitigation of Damages/Minimization of Claim	40

ARTICLE XI MISCELLANEOUS		41

11.1	Termination.	41

11.2	Notices.	41

11.3	Amendments and Waivers.	42

11.4	Expenses.	43

11.5	Successors and Assigns.	43

11.6	No Third-Party Beneficiaries.	43

11.7	Governing Law.	43

11.8	Public Announcements.	43

11.9	Jurisdiction.	43

11.10	Counterparts.	44

ii

11.11	Table of Contents; Headings.	44

11.12	Entire Agreement.	44

11.13	Severability; Injunctive Relief.	44

11.14	Arbitration.	44

11.15	Attorneys’ Fees.	45

iii

Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of September 29, 2005, by and between A&B Valve and Piping Systems, L.P., a Texas limited partnership (“Purchaser”), A&B Bolt & Supply, Inc., a Louisiana corporation (“Seller”), and T-3 Energy Services, Inc., a Delaware corporation (“T-3”).

RECITALS

A. Seller distributes products and supplies to the oil, gas and pipeline industries, including valves, pipe, fittings, fasteners and flanges (the “Business”).

B. Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, substantially all of the assets, properties and rights of Seller (other than the Excluded Assets), upon the terms and conditions of this Agreement.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere herein, the terms below are defined as follows:

“Accountants” has the meaning set forth in Section 4.3(b).

“Accounts Receivable” has the meaning set forth in Section 2.1(a)(iv).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family and any Person who is controlled by any such member or trust.

“Agreement” means this Asset Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

“Ancillary Agreements” means all instruments, certificates, bills of sale and other agreements entered into by Seller and Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

“Assigned Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 3.1(b).

“Balance Sheet Date” means May 31, 2005.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including any deferred compensation, executive compensation, bonus or incentive plan, any cafeteria plan or any holiday or vacation plan.

“Business” has the meaning set forth in Recital A.

“Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in Houston, Texas are authorized or required to close.

“Capitalized Lease Obligations” means the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Cash and Cash Equivalents” means all available cash and cash equivalents of Seller, including marketable securities.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., as amended.

“Closing” has the meaning set forth in Section 5.1.

“Closing Date” has the meaning set forth in Section 5.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 4.3(a).

“Closing Statement” has the meaning set forth in Section 4.3(a).

“Closing Working Capital Balance” has the meaning set forth in Section 4.3(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidential Information” has the meaning set forth in Section 8.11(a)(iii).

“Constituents of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

“Contracts” has the meaning set forth in Section6.1.11(a).

“Damages” has the meaning set forth in Section 10.2(a).

“De Minimus Threshold” has the meaning set forth in Section 10.2(a).

“Direct Claim” has the meaning set forth in Section 10.3(c).

“Environmental Claims” means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, notices of non-compliance or violation, investigations or proceedings relating in any way to the Release of Constituents of Concern or any Environmental Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern.

“Environmental Law” means any Law, administrative interpretation, administrative order, consent, decree or judgment relating to the environment, including CERCLA, and any state and local counterparts or equivalents.

“Environmental Permits” means all Permits of Governmental Authorities relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“ERISA Affiliate” means any Person that, together with Seller, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Estimated Purchase Price” means an amount equal to $7,310,271.00 plus Estimated Net Working Capital minus Reference Net Working Capital (whether positive or negative).

“Estimated Net Working Capital” has the meaning set forth in Section 4.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Damages” has the meaning set forth in Section 10.4.

“Excluded Inventory” has the meaning set forth in Section 2.2.

“Final Closing Balance Sheet” means the Reference Balance Sheet, as determined to be binding and conclusive upon, and deemed accepted by, the parties to the Agreement pursuant to Section 4.3.

“Final Net Working Capital” means the amount of Net Working Capital as determined based on the Final Closing Balance Sheet.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

“Hire Date” has the meaning set forth in Section 8.4(b)(ii).

“Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the Ordinary Course of Business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all Capitalized Lease Obligations, (f) all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Intellectual Property Right” means any trademark, service mark, trade name, patent, Trade Secret, copyright, domain name (including any registrations or applications for registration or renewal of any of the foregoing), or any other similar type of proprietary intellectual property right, in each case which is used or held for use in connection with the conduct of the Business.

“Inventory” means raw materials, work in progress and finished goods inventory.

“IRS” means the Internal Revenue Service.

“Law” means any federal, foreign, state or local statute, law, rule, regulation, ordinance, code, permit or license.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of Seller or the Business; provided, however, that in no event will any of the following constitute a Material Adverse Effect: (i) any effects, changes, events, circumstances, developments or conditions generally affecting the industry in which Seller operates or arising from general business or economic conditions, (ii) any effects, changes, events, circumstances, developments or conditions resulting from any change in Law or GAAP, which affect generally entities like Seller, or (iii) any effect from compliance by Seller with the terms of this Agreement.

“Net Working Capital” means, for any date of determination, the difference between (i) the sum of Accounts Receivable (not including the Accounts Receivable relating to Torch Offshore, Inc. or any inter-company Accounts Receivable) (less an allowance for doubtful accounts) and Inventory (less a reserve for excess, slow-moving or obsolete inventory), to the extent such are included in the Purchased Assets (which shall not include the Excluded Inventory) and (ii) the sum of accounts payable (not including accounts payable associated with the Venice Inventory or any inter-company accounts payable), accrued liabilities, reserves and allowances, to the extent such are included in the Assumed Liabilities.

“Non-Seller Designated Employees” has the meaning set forth in Section 8.4(a).

“Order” means any judgment, injunction, judicial or administrative order or decree.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practice and custom.

“Permit” has the meaning set forth in Section 6.1.14(b).

“Permitted Lien” means (a) mechanics’ Liens, workmen’s Liens, carriers’ Liens, repairmen’s Liens, landlord’s Liens or other like Liens arising or incurred in the Ordinary Course of Business in respect of obligations that are included in the Assumed Liabilities that are not overdue, (b) statutory Liens for Taxes, assessments and other similar governmental charges that are not overdue, (c) Liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in connection with the Business and in the Ordinary Course of Business by Seller, or (d) Liens that arise under zoning, land use and other similar imperfections of title that arise in the Ordinary Course of Business and that, in the aggregate, could not reasonably be expected to materially affect the value, use or marketability of the property subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending on or after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) that ends before the Closing Date.

“Purchase Price” has the meaning set forth in Section 4.1.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Real Property” has the meaning set forth in Section 6.1.15(b).

“Reference Balance Sheet” means the balance sheet of Seller as of May 31, 2005.

“Reference Financial Statements” means the balance sheet of Seller as December 31, 2004, together with the related statement of income for the period then ended, and the Reference Balance Sheet, together with the related statement of income for the five-month period then ended.

“Reference Working Capital Balance” means $7,322,254.00.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

“Retained Liabilities” has the meaning set forth in Section 3.2(b).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Employees” has the meaning set forth in Section 8.4(a).

“Seller Designated Employees” has the meaning set forth in Section 8.4(a).

“Seller Property” means any real property and improvements at any time owned, leased, used, operated or occupied by Seller.

“Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by Seller, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of Seller for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Seller for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of Seller for the payment of any amounts as a result of being a party to any Tax-Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” has the meaning set forth in Section 6.1.9(a)(i).

“Tax-Sharing Agreements” means all existing Tax-sharing agreements or arrangements (whether or not written) that are binding on Seller.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Territory” has the meaning set forth in Section 8.11(a)(i).

“Third-Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

“Threshold” has the meaning set forth in Section 10.2(a)(iv).

“Trade Secret” means any proprietary process or formula.

“Transfer” has the meaning set forth in Section 2.1(a).

“Transitional Services Agreement” has the meaning set forth in Section 2.1(c).

1.2 Certain Interpretive Matters. (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute. References to a Person are also to its permitted successors and assigns. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. To the extent the term “day” or “days” is used, it will mean calendar days unless referred to as a “Business Day.”

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1 Purchased Assets. (a) At the Closing, Seller will sell, assign, transfer, convey and deliver (“Transfer”), free and clear of all Liens (except Permitted Liens) to Purchaser, and Purchaser will purchase and accept from Seller on the terms and subject to the conditions hereinafter set forth, all of the assets, properties, rights and interests owned by Seller to the extent existing as of the Closing Date, other than the Excluded Assets (all of such assets, properties, rights and interests being hereinafter collectively referred to as the “Purchased Assets”), including without limitation all right, title and interest of Seller in:

(i) the personal property described in Schedule 2.1(a)(i), together with the fixtures, furnishings, furniture, equipment, motor vehicles, tools, supplies, spare parts, computers, printers, software, files, books, records, and all other tangible personal property owned or leased by Seller, wherever located, or acquired by Seller in connection with the conduct of the Business between the date hereof and the Closing Date;

(ii) all Inventory other than Excluded Inventory (as defined in Section 2.2);

(iii) all Contracts (other than to the extent that such contracts relate to Retained Liabilities or Excluded Assets), commitments, leases, purchase orders, contracts to purchase raw materials, contracts for services and supplies, contracts to supply or sell products and all of the other agreements (whether written or oral) of Seller relating to the Business, including those Contracts set forth in Schedule 6.1.11(a) (collectively, the “Assigned Contracts”);

(iv) all accounts and notes receivable (“Accounts Receivable”) of Seller relating to the Business;

(v) all Intellectual Property Rights of Seller;

(vi) all licenses, Permits, registrations, and authorizations of Seller (to the extent transferable);

(vii) the leases of real property described in Schedule 6.1.15(b); provided, however, the transfer of such leases may be made pursuant to subleases as set forth in Section 5.2 of this Agreement;

(viii) all books and records of Seller relating to the Purchased Assets and the Assumed Liabilities, including all customer and supplier files and lists, sales information, equipment maintenance and warranty information, operating manuals, all correspondence with any customers, suppliers, employees or Governmental Authority, and any other reports, promotional materials, marketing studies, plans and documents prepared by Seller related to the Business, including data stored electronically, but excluding the corporate books and records listed as Excluded Assets; provided, however, Purchaser acknowledges that Seller will retain all original financial and accounting records and will provide Purchaser with copies of such records;

(ix) except as described in Section 2.2(b), all prepaid claims, prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by Seller to any other Person relating to the Purchased Assets, in each case other than to the extent relating to the Retained Liabilities or Excluded Assets;

(x) all third-party indemnities where Seller is an indemnified party and the proceeds afforded thereby, and all guarantees and warranties in favor of Seller relating to the Purchased Assets, in each case other than to the extent relating to the Retained Liabilities or Excluded Assets;

(xi) the right to use the names set forth in Schedule 2.1(a)(xi), and all variants thereof;

(xii) the goodwill of Seller;

(xiii) all cellular telephones and Blackberry handheld devices of the Seller;

(xiv) all telephone and facsimile numbers (together with all other similar numbers), electronic mail addresses and web sites of Seller;

(xv) all payments due to Seller under all supplier rebate programs; and

(xvi) all rights of Seller pertaining to any causes of action, lawsuits, judgments, claims, demands, counterclaims, set-offs or defenses Seller may have with respect to the Assumed Liabilities or any of the Purchased Assets, except to the extent relating to the Retained Liabilities or Excluded Assets.

(b) In confirmation of the foregoing Transfer, Seller will execute and deliver to Purchaser at the Closing such bills of sale, subleases and other instruments of assignment and transfer as Purchaser may reasonably deem necessary or desirable.

(c) At the Closing, the parties will enter into a transitional services agreement regarding computer hardware and software, mobile phone service and other items to be negotiated prior to the Closing, in substantially the form attached hereto as Exhibit A (the “Transitional Services Agreement”).

(d) At the Closing, the parties will enter into a sublease agreement for a portion of the location in Broussard, Louisiana which shall, among other things, provide for telephone services at such location.

2.2 Excluded Assets. Anything in this Agreement to the contrary notwithstanding, the following assets of Seller (the “Excluded Assets”), each to the extent existing on the Closing Date, are being retained by Seller and will not be included in the Purchased Assets:

(a) all Inventory described in Schedule 2.2(a) (the “Excluded Inventory”);

(b) Cash and Cash Equivalents;

(c) prepaid federal income Tax deposits and any refunds or claims for refunds from any Taxing Authority associated with any Tax paid by Seller or any of its Affiliates and for any Pre-Tax Closing Period;

(d) deferred tax assets;

(e) all books and records of Seller relating to the Excluded Assets or Retained Liabilities, including the corporate charter, related organizational documents and minute books and Tax Returns of Seller;

(f) all rights of Seller pertaining to any causes of action, lawsuits, judgments, claims, demands, counterclaims, set-offs or defenses Seller may have with respect to the Retained Liabilities or any of the Excluded Assets;

(g) all assets in possession of Seller but owned by third parties;

(h) inter-company Accounts Receivable;

(i) all personnel records related to the Seller Designated Employees;

(j) the assets specifically identified on Schedule 2.2(i) hereto;

(k) all rights with respect to the cause of action of the Company against David S. Dawes filed in the 15th Judicial District Court, Lafayette Parish, Louisiana, Docket Number 20033999J;

(l) all local business or operating permits or licenses except to the extent same are assignable to Purchaser;

(m) the rights of Seller under this Agreement and under any Ancillary Agreement to which it is a party and the proceeds payable to Seller pursuant to this Agreement;

(n) all Accounts Receivable relating to Torch Offshore, Inc.; and

(o) except with respect to Accounts Receivable, all assets of the Business located in Venice, Louisiana, including any insurance benefits related thereto.

2.3 Nonassignable Contracts and Permits. In the case of any Purchased Assets constituting Contracts or Permits that are not by their terms assignable or that require the consent of a third party in connection with the Transfer by Seller, Seller at its expense will use its reasonable commercial efforts to obtain or cause to be obtained in writing prior to the Closing Date any consents necessary to convey the benefits thereof, and if consent is not obtained, the applicable Contracts or Permits will be deemed not to have been Transferred as of the Closing Date. Purchaser will assist Seller in such manner as may be reasonably requested in connection therewith, including by participating in discussions and negotiations with all persons or entities with the authority to grant or withhold such consent. If the consent of any third party is not obtained prior to the Closing Date and the Closing occurs notwithstanding the failure to obtain such consent, Seller will use its reasonable commercial efforts to assist Purchaser in such manner as may reasonably be requested by Purchaser for the purpose of obtaining such consent promptly. During such period in which the applicable Contract or Permit is not capable of being assigned to Purchaser due to the failure to obtain any required consent, Seller will make such arrangements as may be reasonably necessary to enable Purchaser to receive all the economic benefits under such Contract or Permit accruing on and after the Closing Date (including, to the extent permissible, through a sub-contracting, sub-licensing or similar arrangement). Seller warrants that the Contracts or Permits that are not by their terms assignable or that require the consent of a third party in connection with the transfer by Seller are disclosed on Schedule 2.3.

2.4 Business Interruption Insurance. All business interruption insurance coverage applicable to the Business is maintained by T-3 or its Affiliates (other than Seller). The parties agree that any claims made under such business interruption insurance coverage shall be administered and collected by T-3 (or by a claims handler appointed by T-3). Purchaser shall cooperate fully with T-3 to enable it to comply with the requirements of the relevant insurer and to pursue claims for recovery in respect of the policies attributable to the Business. Any amounts received by T-3 as a result of such claims and allocable to interruption in the portion of the Business conducted at the Harvey, Louisiana property post-Closing, shall be paid over to the Purchaser, net of all reasonable costs and expenses of recovery (including, without limitation, all reasonable handling and collection charges by any claims handler appointed by T-3). Any other amounts received by T-3 as a result of interruption in the Business shall be retained by T-3. Purchaser agrees to reimburse T-3 the pro rata portion of any deductibles that are billed to T-3 in connection with the collection of any post-Closing business interruption insurance benefits at the Harvey, Louisiana property.

ARTICLE III

ASSUMPTION OF LIABILITIES

3.1 Liabilities Assumed by Purchaser. (a) Subject to Section 3.2, at the Closing, Purchaser will assume, as of the Closing Date, (i) all liabilities and obligations of Seller (other than the Retained Liabilities) arising under the terms of the Assigned Contracts, (ii) all items for payment which comprise each account balance under the caption “Current Liabilities” in the Reference Balance Sheet to the extent included in the Closing Date Balance Sheet, (iii) liabilities incurred by Seller after the date of the Reference Balance Sheet in the Ordinary Course of Business consistent with prior practice and in accordance with the terms of this Agreement if on the Closing Date Balance Sheet, provided, however, the Assumed Liabilities shall not include (a) any Indebtedness of Seller, (b) any inter-company account payable, (c) any liability for federal or state income, franchise or sales Tax of Seller including any deferred tax liabilities and (d) all attorneys’ and accountants’ fees and expenses and any other fees and expenses incurred by Seller.

(b) The liabilities to be assumed by Purchaser pursuant to Section 3.1(a) are collectively referred to as “Assumed Liabilities.”

3.2 Liabilities Not Assumed by Purchaser. (a) Anything in this Agreement to the contrary notwithstanding, Purchaser will not assume, cause to be assumed or be deemed to have assumed, or in any way be liable or responsible for, any liabilities or obligations of Seller, except as specifically provided in Section 3.1(a), including, but not limited to, (a) liabilities related to product liability claims related to products sold prior to the Closing and/or Environmental Claims relating to the ownership or operation of the Business prior to the Closing, (b) liabilities in respect of any Benefit Plan, (c) any agreement to pay bonuses (including retention payments or otherwise) committed to or incurred prior to the Closing Balance Sheet Date, (d) the payables related to Inventory purchases attributable to the Venice, Louisiana location, (e) payment obligations incurred on or before the Closing Date that are not included in the Closing Date Balance Sheet and (f) accrued payroll, accrued vacation, accrued bonuses, commissions payable and 401(k) liabilities.

(b) All liabilities or obligations of Seller other than Assumed Liabilities are hereinafter sometimes collectively referred to as the “Retained Liabilities.”

ARTICLE IV

PURCHASE PRICE AND CLOSING PAYMENTS

4.1 Purchase Price. In consideration for the Transfer by Seller to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities, Purchaser will deliver the Estimated Purchase Price to Seller at the Closing. The aggregate purchase price (as adjusted pursuant to this Article IV, the “Purchase Price”) shall equal the Estimated Purchase Price as adjusted as follows: (a) if Final Net Working Capital exceeds Estimated Net Working Capital, plus the amount of such excess or (b) if Final Net Working Capital is less than Estimated Net Working Capital, minus the amount of such shortfall. The Estimated Purchase Price shall be payable in cash by wire transfer in immediately available funds to one account designated in writing by Seller prior to the Closing Date.

4.2 Estimated Purchase Price. At least two (2) Business Days prior to the Closing Date (or such other time as agreed to by Purchaser and Seller), the Company shall prepare in good faith a statement, in accordance with GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet, containing an estimate of Net Working Capital immediately prior to the Closing (“Estimated Net Working Capital”) and containing the resulting calculation of the Estimated Purchase Price which shall be subject to the mutual approval of Seller and Purchaser.

4.3 Determination of Final Purchase Price. (a) Within 60 days after the Closing Date, Purchaser will prepare and deliver or cause to be prepared and delivered to Seller a balance sheet of Seller as of the close of business on the Closing Date (the “Closing Date Balance Sheet”) and a proposed statement of the Final Net Working Capital of Seller prepared therefrom (the “Closing Statement”), in each case, without giving effect to the transactions described in this Agreement to be consummated at the Closing. The Closing Date Balance Sheet and the Closing Statement (i) will reflect, respectively, the financial position of Seller and the components and calculation of the Final Net Working Capital of Seller, in each case as of the Closing Date, (ii) will be prepared and determined as of the Closing Date and on a basis consistent with GAAP applied on a consistent basis with the Reference Financial Statements. The Final Net Working Capital of Seller as of the Closing Date determined in accordance with this Section 4.3 is referred to herein as the “Closing Working Capital Balance.”

(b) If, within 30 days after the date of Purchaser’s delivery of the Closing Date Balance Sheet and the Closing Statement, Seller disputes the Closing Date Balance Sheet and the Closing Statement, Seller will give written notice to Purchaser within such 30 day period (i) setting forth Seller’s proposed changes to the Closing Date Balance Sheet as prepared by Purchaser and the determination by Seller of the Closing Working Capital Balance and (ii) specifying in reasonable detail Seller’s basis for disagreement with Purchaser’s preparation and determination of the Closing Date Balance Sheet and the

Closing Working Capital Balance. The failure by Seller to so express disagreement and provide such notice within such 30-day period will constitute the acceptance of Purchaser’s preparation of the Closing Date Balance Sheet and the computation of the Closing Working Capital Balance. If Purchaser and Seller are unable to resolve any disagreement between them with respect to the preparation of the Closing Date Balance Sheet and the determination of the Closing Working Capital Balance within 15 days after the giving of notice by Seller to Purchaser of such disagreement, the items in dispute may be referred by Purchaser or Seller for determination to the Houston, Texas office of a nationally recognized accounting firm not affiliated with Seller or Purchaser to be mutually agreed upon by Seller and Purchaser (the “Accountants”). Purchaser and Seller will use reasonable efforts to cause the Accountants to render their decision as soon as practicable thereafter, including by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. The parties will instruct the Accountants to make a determination as to each of the items in dispute or affected by items in dispute (but only those items in dispute or affected by items in dispute) (A) in writing, (B) as promptly as practicable after the items in dispute have been referred to the Accountants (but in no event later than 45 days thereafter), and (C) in accordance with this Agreement. The Accountants’ determination will be conclusive and binding upon each of the parties hereto. The fees and expenses of the Accountants will be paid by the party against whom the majority of the matters (based on dollar amounts) are determined. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement discussions or settlement offer made by any party.

(c) During the period that Seller’s advisors and personnel are conducting their review of Purchaser’s preparation of the Closing Date Balance Sheet and determination of the Closing Working Capital Balance, Seller and its representatives will have reasonable access during normal business hours to the work papers prepared by or on behalf of Purchaser and its representatives in connection with Purchaser’s preparation of the Closing Statement and determination of the Closing Working Capital Balance; provided, however, that Seller will conduct such review during Purchaser’s normal business hours and in a manner that does not unreasonably interfere with the conduct of the businesses of Purchaser.

4.4 Adjustments to Purchase Price. (a) Upon the final determination of the Closing Working Capital Balance, the parties shall make the following adjustments:

(i) If the Purchase Price exceeds the Estimated Purchase Price, then Purchaser shall pay to Seller the amount of such excess.

(ii) If the Estimated Purchase Price exceeds the Purchase Price, then Seller will pay Purchaser the amount of such excess.

(b) Any payment in respect of an adjustment required to be made under this Section 4.4 will be made by Purchaser or Seller, as applicable, in cash by wire transfer of immediately available funds to one account specified by Purchaser or Seller, as applicable, in writing, within five Business Days following the final determination with respect to the Closing Working Capital Balance.

4.5 Allocation of Purchase Price. Purchaser and Seller agree that (i) the aggregate Purchase Price will be allocated among the Purchased Assets at the Closing of the transaction, (ii) any adjustments to the Purchase Price pursuant to this Article IV will be allocated based on the nature of the adjustment, to the relevant property, Inventory, Accounts Receivable or the appropriate Assigned Contracts, (iii) they will file all Tax returns and related forms (including Form 8594), and (iv) they will not make any inconsistent statement or take any inconsistent position on any Tax returns, in any refund claim or during the course of any IRS or other tax audit. Each party will notify the other party if it receives notice that the IRS proposes any allocation that is different from the allocation agreed upon at the Closing.

ARTICLE V

CLOSING AND CLOSING DELIVERIES

5.1 The Closing. The closing of the sale and purchase of the Purchased Assets (the “Closing”) will take place at the offices of Porter & Hedges, L.L.P. located at 1000 Main Street, 36th Floor, Houston, Texas, 77002, at 10:00 a.m., local time, three Business Days after satisfaction or waiver of the conditions to Closing set forth in Article IX, unless the parties agree in writing to change the Closing to another time, date or place. The date upon which the Closing occurs is herein called the “Closing Date.” Notwithstanding any other provision hereof, the Closing will be deemed effective for accounting, tax and all other purposes as of 12:01 a.m., local time, on the Closing Date.

5.2 Deliveries of Seller. At the Closing, Seller will deliver to Purchaser:

(i) such instruments of assignment, assumption and Transfer as Purchaser may deem necessary or desirable to Transfer any of the Purchased Assets, duly executed by Seller;

(ii) sublease agreements for the real property leases described in Schedule 6.1.15(b) to the extent such real property leases are not assigned directly to Purchaser; provided, however, Purchaser shall use its reasonable good faith efforts to enter into new lease agreements for such real property within 180 days of Closing;

(iii) a certificate of an officer of Seller confirming Seller’s compliance with the condition set forth in Section 9.1.1;

(iv) a certificate of Seller’s secretary certifying the due adoption of resolutions adopted by its board of directors and sole stockholder authorizing the execution of this Agreement and each Ancillary Agreement to which it will be a party at Closing and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein;

(v) evidence or copies of the consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement that are listed in Schedule 5.2(iv);

(vi) each Ancillary Agreement required to be duly executed and delivered by parties other than Purchaser or its Affiliates;

(vii) a legal opinion of Seller’s counsel regarding the following: (a) the due incorporation and valid existence of T-3 and Seller based on the review of certificates of good standing received from the Secretary of State of the State of Delaware and the Secretary of State of the State of Louisiana, (b) the authority of T-3 to enter into this Agreement, and (c) the enforceability of the Agreement against T-3 and the Seller, assuming that Seller had the authority to enter into the Agreement;

(viii) such instruments of assignment, assumption and Transfer as Purchaser may deem necessary or desirable to Transfer the domain name www.abvalve.com to Purchaser;

(ix) a sublease agreement covering Building 212, the pipe yard and the pipe shop in Broussard, Louisiana;

(x) the Transitional Services Agreement;

(xi) an assignment of Seller’s rights to the Oracle software listed in Schedule 5.2(viii); and

(xii) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

5.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller:

(i) the Estimated Purchase Price by wire transfer of immediately available funds to the account specified pursuant to Section 4.1;

(ii) a certificate of an authorized officer of Purchaser confirming Purchaser’s compliance with the condition set forth in Section 9.2.1;

(iii) each Ancillary Agreement required to be duly authorized and delivered by Purchaser or its Affiliates;

(iv) documents evidencing the assumption by Purchaser of the Assumed Liabilities; and

(v) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

6.1 Representations and Warranties of the Seller. Seller represents and warrants to Purchaser as of the date hereof as follows:

6.1.1. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana. Seller has all corporate power required to carry on the Business as now conducted. Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.1.2. Corporate Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within Seller’s corporate powers and have been duly authorized by the board of directors and sole stockholder of Seller, and no other corporate action on the part of Seller is necessary to authorize this Agreement or any of the Ancillary Agreements to which Seller will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which Seller will be a party at the Closing will have been, duly executed and delivered by Seller. Assuming the due execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which Seller will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which or Seller will be a party at the Closing will constitute at the Closing, valid and binding agreements of Seller, enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

6.1.3. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller will be a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

6.1.4. Non-Contravention; Consents. Except as disclosed in Schedule 6.1.4, the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing (a) violate the charter documents or bylaws of Seller, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of Seller or any licenses to which Seller is a party), except for those filings, consents or approvals the failure to obtain which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under, any Contract, except for such violations, breaches, conflicts or defaults as would not be reasonably expected to have a Material Adverse Effect.

6.1.5. Capitalization. All the outstanding shares of Capital Stock of Seller have been validly issued to T-3 Energy Services, Inc. and are fully paid and nonassessable.

6.1.6. Subsidiaries. Except as disclosed in Schedule 6.1.6, Seller does not own any Capital Stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

6.1.7. Financial Statements. Seller has previously furnished Purchaser with a true and complete copy of the Reference Financial Statements which are attached hereto as Schedule 6.1.7. The Reference Financial Statements have been derived from the books and records of Seller, have been prepared in accordance with GAAP (except for the absence of footnote disclosure and as described on Schedule 6.1.7) and fairly present in all material respects the financial position of Seller at the respective dates thereof and the results of the operations of Seller for the periods indicated. Prior to the Closing Date, Seller will continue to prepare its monthly financial statements in accordance with GAAP.

6.1.8. No Undisclosed Liabilities. There are no liabilities, contingent, accrued or otherwise, of Seller of the type required to be reflected on a balance sheet prepared in accordance with GAAP including the footnotes thereto other than (a) liabilities provided for in the Reference Financial Statements, (b) liabilities specifically disclosed in Schedule 6.1.8, and (c) other undisclosed liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business.

6.1.9. Tax Matters. (a) Except as disclosed in Schedule 6.1.9(a):

(i) All Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed by or on behalf of Seller with any Taxing Authority with respect to any Pre-Closing Tax Period (collectively, the “Tax Returns”) have, to the extent required to be filed on or before the date hereof, been filed and, to the extent required to be filed between the date hereof and the Closing Date, will have been filed before the Closing, when due in accordance with all applicable Laws and all such Tax Returns are current and complete in all material respects;

(ii) All Taxes owed by Seller (whether or not shown as due and payable on the Tax Returns that have been filed) have been timely paid or will have been timely paid prior to the Closing Date, or withheld (including withholding for employees, independent contractors, consultants, note holders, shareholders and others) and remitted to the appropriate Taxing Authority, or will have been timely withheld and remitted to the appropriate Taxing Authority prior to the Closing Date;

(iii) No claim has ever been made by any Governmental Authority in a jurisdiction where the Seller does not file a Tax Return that it is or may be subject to taxation in that jurisdiction;

(iv) Any reserves established for Taxes with respect to Seller for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Tax Return has yet been filed) reflected on the books of Seller are adequate in accordance with GAAP;

(v) Seller is not delinquent in the payment of any Tax or has requested any extension of time within which to file any Tax Return except for extensions granted as a matter of right;

(vi) Neither Seller nor any member of any affiliated, consolidated, combined or unitary group of which Seller is or has been a member has been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; and

(vii) There is no action, suit, proceeding, audit or investigation pending or, to the knowledge of Seller, threatened against or with respect to Seller in respect of any Tax.

6.1.10. Absence of Certain Changes. Except as disclosed in Schedule 6.1.10, since the Balance Sheet Date, Seller has conducted the Business in the Ordinary Course of Business and there has not been any event, occurrence, development or circumstances which (a) has had or which could reasonably be expected to have a Material Adverse Effect (b) would have constituted a violation of any covenant of Seller hereunder (including Section 8.1) had such covenant applied to it since the Balance Sheet Date. Since the Balance Sheet Date, there has not occurred any material damage, destruction or casualty loss (whether or not covered by insurance) with respect to any of the Purchased Assets, (c) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the Ordinary Course of Business or consistent with past practice, (d) suffered any a material theft, damage, destruction or loss of or to any property or properties owned or used by them, whether or not covered by insurance, or (e) made any change in accounting principles or practices from those utilized in the preparation of Reference Financial Statements.

6.1.11. Contracts. (a) Except as disclosed in Schedule 6.1.11(a), Seller is neither a party to nor bound by any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral) (collectively, “Contracts”) that is of a type described below:

(i) any lease (whether of real or personal property), including the leases disclosed or required to be disclosed on Schedule 6.1.15(b);

(ii) except for purchase orders entered into in the Ordinary Course of Business, any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by Seller of $25,000.00 or more;

(iii) except for agreements with respect to sales to customers in the Ordinary Course of Business, any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to Seller of $25,000.00 or more;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any Contract pursuant to which any third party has rights to own or use any material asset of Seller, including any Intellectual Property Right of Seller;

(vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the Purchased Assets;

(vii) any agreement relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset) other than accruals recorded in the Ordinary Course of Business;

(viii) any material license, franchise or similar agreement;

(ix) any agency, dealer, sales representative, marketing or other similar agreement;

(x) any agreement with (A) any stockholder of Seller or any other Affiliate of Seller or (B) any director or officer of Seller or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

(xi) any management service, consulting or any other similar type of agreement; or

(xii) any employment, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof (including in respect of any advances or loans to any employees) and entered into or adopted by Seller.

(b) Each Contract to which Seller is a party is disclosed in Schedule 6.1.11(a) and is a valid and binding agreement of Seller and, to the knowledge of Seller, each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Neither Seller nor, to the knowledge of Seller, any other party to any such Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Contract. Seller has delivered or made available to Purchaser true and complete originals or copies of all Contracts disclosed in or required to be disclosed in Schedule 6.1.11(a). If following the Closing, Purchaser pays or performs under a Contract that is not disclosed on Schedule 6.1.11(a), Purchaser shall be deemed to have assumed such Contract unless Purchaser notifies Seller or T-3 in writing within ninety (90) days after the Closing of Purchaser’s desire not to assume such Contract.

6.1.12. Insurance Coverage. Schedule 6.1.12 contains a list of all of the insurance policies and fidelity bonds covering the assets, Business, operations, employees, officers and directors of Seller. None of such policies will be assigned to or assumed by the Purchaser. There is no material claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Seller has complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect.

6.1.13. Litigation. Except as disclosed in Schedule 6.1.13(a), there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of Seller, threatened, against or affecting Seller, the Purchased Assets or the Business before any court or arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and any Ancillary Agreements to which Seller will be a party at Closing. Except as disclosed in Schedule 6.1.13(a), there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against Seller, the Purchased Assets or the Business.

6.1.14. Compliance with Laws; Permits. (a) Except as described in Schedule 6.1.14(a), Seller has complied in all material respects with all Laws. Except as set forth in Schedule 6.1.14(a), Seller has not received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of the Business or to any of its assets (including the Purchased Assets).

(b) Schedule 6.1.14(b) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval that is material to the Business (the “Permits”) issued and held by or on behalf of Seller. Except as disclosed in Schedule 6.1.14(b), Seller holds all Permits required of it by each government or regulatory agency. Seller is the authorized legal holder of the Permits, and each Permit is valid and in full force and effect. To Seller’s knowledge, Seller is not in default under, and no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any Permit.

6.1.15. Purchased Assets; Properties; Sufficiency of Assets. (a) Except for Inventory disposed of in the Ordinary Course of Business of Seller, Seller has good title to, or in the case of leased property has valid leasehold interests in, the Purchased Assets and all other property and assets (whether real or personal, tangible or intangible) reflected in the Reference Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens and Liens disclosed in Schedule 6.1.15(a).

(b) Seller owns no Real Property assets. Schedule 6.1.15(b) sets forth a list of all real property assets leased by Seller (the “Real Property”). Seller is a tenant in good standing thereunder and all rents due under such leases have been paid. Neither Seller nor, to the knowledge of Seller, any other party to any such lease is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such lease. Seller has not received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Real Property, and to Seller’s knowledge, no such proceeding has been threatened or commenced.

(c) The tangible property comprising the Purchased Assets is sufficient to operate the Business and is in all material respects in good repair and operating condition (subject to normal maintenance requirements and normal wear and tear excepted).

(d) Other than information technology and in-house legal services, the services to be provided under the Transitional Services Agreement and the Purchased Assets constitute all of the services and assets necessary for the operation of the Business in a manner consistent with Seller’s practice; provided, however, this representation and warranty assumes compliance by the Purchaser with Section 8.4(a) as to the provision of such services. To Seller’s knowledge, there are no assets with an aggregate value in excess of $10,000.00 that are owned by T-3 or its Affiliates and used in the operation of the Business other than the hardware and software associated with Oracle.

6.1.16. Intellectual Property. (a) Schedule 6.1.16(a) sets forth a list of all Intellectual Property Rights which are owned by Seller or which Seller is a licensor or licensee, and all material licenses, sublicenses and other written agreements as to which Seller is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto.

(b) Except as disclosed in Schedule 6.1.16(b):

(i) To Seller’s knowledge, the conduct of the Business by Seller as currently conducted does not infringe upon any Intellectual Property Right of any third party. There is no claim, suit, action or proceeding that is either pending or, to the knowledge of Seller, threatened, that, in either case, involves a claim of infringement by Seller of any Intellectual Property Right of any third party, or challenging Seller’s ownership, right to use, or the validity of any Intellectual Property Right listed in Schedule 6.1.16(a). Seller has no knowledge of any continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 6.1.16(a); and

(ii) No Intellectual Property Right listed or required to be listed in Schedule 6.1.16(a) is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller or restricting the licensing thereof by Seller to any Person, other than with respect to standard and customary restrictions associated with commercially available third party software to which Seller has a valid right to use in connection with the Business.

6.1.17. Environmental Matters. Except as disclosed in Schedule 6.1.17(a):

(i) Other than in compliance with Environmental Laws, Seller has not, and to Seller’s knowledge no other party has, generated, recycled, used, treated or stored on, transported to or from, or Released or disposed on, Seller Property any Constituents of Concern;

(ii) Seller has not disposed of Constituents of Concern from Seller Property at any off-site facility except in compliance with Environmental Laws;

(iii) Seller is in compliance in all material respects with (a) Environmental Laws and (b) the requirements of Permits issued under such Environmental Laws with respect to the Seller Property;

(iv) There are no pending or, to the knowledge of Seller, threatened Environmental Claims against Seller or any Seller Property;

(v) To the knowledge of Seller, there are no underground storage tanks located on any Seller Property;

(vi) Neither Seller nor any Seller Property is listed or, to the knowledge of Seller, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state or foreign list of sites requiring investigation or clean-up, and Seller has not received any requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent; and

(vii) Seller has obtained all Environmental Permits that are material to the operation of the Business. Each Environmental Permit is listed on Schedule 6.1.17(a).

6.1.18. Plans and Material Documents. (a) Schedule 6.1.18(a) sets forth a list of all Benefit Plans in effect with respect to Seller.

(b) None of the Benefit Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA. Except as disclosed in Schedule 6.1.18(b), none of the Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Law, promises retiree medical or life insurance benefits to any current or former employee, officer or director of Seller or any ERISA Affiliate.

(c) Except as disclosed in Schedule 6.1.18(c), each Benefit Plan is in material compliance with, and has been operated in accordance with, its terms and the requirements of all applicable Law, and Seller and the ERISA Affiliates have satisfied all of their statutory, regulatory and contractual obligations with respect to each such Benefit Plan.

(d) Except as disclosed in Schedule 6.1.18(d), each Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt.

(e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. Neither Seller nor any ERISA Affiliate has incurred any liability for any excise tax arising under the Code with respect to a Benefit Plan.

(f) Except as disclosed in Schedule 6.1.18(f) or in this Agreement or the Ancillary Agreements, no employee or former employee of Seller will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

6.1.19. Affiliate Transactions. (a) Except as disclosed in Schedule 6.1.19(a), there are no outstanding payables, receivables, loans, advances and other similar accounts between Seller, on the one hand, and any of its Affiliates, on the other hand, relating to the Business.

(b) Except as disclosed in Schedule 6.1.19(b), to the knowledge of Seller, no director, officer or employee of Seller possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of Seller. Ownership of 1% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 6.1.19(b).

6.1.20. Other Employment Matters. (a) Seller is not a party to any labor or collective bargaining agreement; there are no labor or collective bargaining agreements which pertain to any Seller Designated Employee (as defined below); and no Seller Designated Employee is represented by any labor organization.

(b) No labor organization or group of Seller Designated Employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving Seller pending or, to the knowledge of Seller, threatened by any labor organization or group of Seller Designated Employees.

(c) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) material grievances or other labor material disputes pending or, to the knowledge of Seller, threatened against or involving Seller.

(d) There are no complaints, charges or claims against Seller pending or, to the knowledge of Seller, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by Seller, of any Seller Designated Employee, including any claim for workers’ compensation.

(e) Schedule 6.1.20(e) contains a list of the following information for each employee of Seller, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since the Balance Sheet Date; vacation accrued as of a recent date (which shall be updated on the Closing Date); and service credited as of a recent date for purposes of vesting and eligibility to participate under any Benefit Plan; and all bonuses and any other amounts to be paid by Seller at or in connection with the Closing.

(f) Except as set forth in Schedule 6.1.20(f), to the knowledge of Seller, no employee of Seller is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee or officer, or (ii) the ability of Purchaser to conduct the Business after the Closing Date.

(g) (i) To the knowledge of Seller, no executive employee of the Company or group of the Company’s employees has given written notice to the Company of his or their intent to terminate his or their employment with the Company and (ii) the Company has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other wages.

6.1.21. Finders’ Fees. Except as set forth on Schedule 6.1.21, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Stockholder who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

6.1.22. Customers and Suppliers. Except as set forth on Schedule 6.1.22, (a) the Seller has not received written notice from any material customer or material supplier that it does not intend to continue in business with Company and (b) there are no customer accounts which have made deposits or prepayments which remain as liabilities of the Seller.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof and the Closing Date as follows:

7.1 Corporate Existence and Power. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has all corporate power required to carry on its business as now conducted. Purchaser is duly qualified to conduct business as a foreign limited partnership and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.2 Corporate Authorization; Enforceability. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within Purchaser’s corporate power and have been duly authorized by the board of directors of Purchaser and no other corporate action on the part of Purchaser is necessary to authorize this Agreement or any of the Ancillary Agreements to which Purchaser will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which Purchaser will be a party at the Closing will have been, duly executed and delivered by Purchaser. Assuming the due execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to which Purchaser will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which Purchase will be a party at the Closing will constitute at the Closing, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

7.3 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser will be a party at the Closing do not and will not at the Closing (a) violate the certificate of incorporation or bylaws or other similar constituent documents of Purchaser, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of Purchaser or any licenses to which Purchaser is a party), or (d) result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser or to a loss of any benefit to which Purchaser is entitled under, any contract, agreement or other instrument binding upon Purchaser or any license, franchise, Permit or other similar authorization held by Purchaser.

7.4 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

ARTICLE VIII

CERTAIN COVENANTS

8.1 Conduct of Business of Seller. During the period from the date of this Agreement to the Closing Date, Seller will conduct its operations only in the Ordinary Course of Business and use its reasonable best efforts to: (i) preserve intact its business organization, (ii) keep available the services of its officers and employees, and (iii) maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with Seller or the Business. Without limiting the generality or effect of the foregoing, prior to the Closing Date, except with the prior written consent of Purchaser or as contemplated under this Agreement, Seller will not:

(a) Change any salaries or other compensation of, or pay any bonuses to, any current or former director, officer, employee or stockholder of Seller, or enter into any employment, severance or similar agreement with any current or former director, officer or employee of Seller; provided, however, that the compensation of employees of Seller receiving annual compensation of less than $75,000 may be changed in the Ordinary Course of Business of Seller;

(b) Adopt or increase any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Benefit Plan for or with any of its employees;

(c) Enter into any contract or commitment, except for contracts and commitments entered into by Seller in the Ordinary Course of Business;

(d) Modify or amend in any material respect or terminate any Contract listed or required to be listed in Schedule 6.1.11(a);

(e) Except as required by Law or GAAP, make any change in accounting methods or practices (including changes in reserve or accrual policies);

(f) Sell, lease or otherwise dispose of any material asset or property;

(g) Create or assume any Lien, other than a Permitted Lien;

(h) Terminate or close any facility, business or operation of Seller;

(i) Settle, release or forgive any claim or litigation or waive any right thereto that relates to any of the Purchased Assets or the Assumed Liabilities, but excluding any such claim or right that relates solely to any Excluded Asset or Retained Liability; or

(j) Agree to do any of the foregoing.

8.2 Review of Seller; Confidentiality. (a) Purchaser may, prior to the Closing Date, directly or through its representatives, review the properties (including the Purchased Assets), books and records of Seller and its financial and legal condition to the extent it deems necessary or advisable to familiarize itself with such properties and other matters. Seller will permit Purchaser and its representatives to have reasonable access to the premises (including the Purchased Assets) and to all the books and records of Seller and to cause the officers, accountants and other representatives of Seller to furnish Purchaser with such financial and operating data and other information with respect to the Business and properties of Seller as Purchaser may from time to time reasonably request.

(b) Prior to the Closing, neither Seller nor Purchaser will, or will permit any of its Affiliates to, without the prior written consent of the other, disclose to any other Person (other than such Person’s financing sources, existing stockholders and such Person’s directors, officers, employees, advisors and other representatives that need to know) any proprietary, non-public information of another party previously delivered or made available to such other party in connection with the transactions contemplated hereby (including the existence of and terms of this Agreement and the Ancillary Agreements), other than to the extent required by applicable Law and upon the advice of counsel. Seller and Purchaser will direct its financing sources, stockholders, directors, officers, employees and representatives to keep all such information in strict confidence; provided, however, that each such Person may disclose such information to the extent required by Law and upon the advice of counsel.

8.3 Reasonable Best Efforts. Seller and Purchaser will cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with Seller as are necessary to consummate the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby. The parties will pay or cause to be paid all of their own fees and expenses contemplated by this Section, including the fees and expenses of any broker, finder, financial advisor, legal advisor or similar person engaged by such party. Each of the parties will notify and keep the other advised in reasonable detail as to such party’s efforts in complying with its obligations under this Section 8.3

8.4 Employees and Benefit Plans. (a) Offers of Employment. Schedule 8.4 lists, as of the date hereof, all persons who are employees of Seller (“Seller Employees”) (including those Seller Employees, if any, on sick leave, short-term or long-term disability, workers’ compensation, vacation, leave of absence or military leave of absence). Schedule 8.4 will be updated on the Closing Date and will include any new Seller Employees who are hired after the date hereof (and consented to in writing by Purchaser) and will not include any Seller Employees no longer then employed by Seller. Except as set forth on Schedule 8.4, Purchaser agrees to offer prior to or on the Closing Date employment to all Seller Employees. All Seller Employees who accept Purchaser’s offer of employment are referred to hereinafter as “Seller Designated Employees.” Such offers of employment shall provide medical and health insurance coverage, in accordance with the terms of Purchaser’s plan as the same may be amended from time to time. All Seller Employees who decline employment with Purchaser are referred to hereinafter as “Non-Seller Designated Employees.” Any offers made pursuant thereto by Purchaser to Seller Employees on or before the Closing Date may be offers conditioned by Purchaser on consummation of the transactions contemplated hereby.

(b) Employee Benefits.

(i) Except as expressly provided otherwise herein, coverage of all Seller Designated Employees, their dependents and beneficiaries under any Benefit Plan will in all respects terminate effective as of the Closing Date, and Seller will cause the Seller Designated Employees to cease actively participating in the Benefit Plans effective as of the Closing Date except to the extent required by Section 4980B of the Code (Cobra) or other applicable law. From and after the Closing Date, Seller will be and remain responsible for any benefits due to the Seller Designated Employees under the Benefit Plans, and Purchaser will have no responsibility whatsoever therefor. Seller will have no liability or responsibility for any coverage or non-coverage of the Seller Designated Employees under Purchaser’s benefit plans. Purchaser will have no liability with respect to any Non-Seller Designated Employees under any Benefit Plan.

(ii) Except as provided in this Section 8.4, Seller will remain liable for and continue to pay all medical, dental, vision and life insurance plan expenses and benefits for each Seller Employee (including the Seller Designated Employees) with respect to claims incurred or attributable to any period prior to the Closing Date in respect of such Seller Employees or their covered dependents and all such expenses and benefits for each Non-Seller Designated Employee with respect to claims incurred on or after the Closing Date in respect of such Non-Seller Designated Employees or their covered dependents. Purchaser will assume and become liable for all medical, dental, vision and life insurance plan expenses and benefits in respect to all Seller Designated Employees or their covered dependents thereof in accordance with the terms of any applicable employee benefit plan of Purchaser from and after their respective dates of hire by Purchaser (the “Hire Date”) when adopted by Purchaser. For purposes of this Section 8.4 a claim is deemed to be incurred when the service(s) giving rise to such claim are performed.

(iii) Seller will remain liable for and will pay all short-term disability benefits payable to all Seller Designated Employees with respect to any period commencing prior to the Closing Date in accordance with the terms of any applicable employment benefit plan of Seller. Purchaser will be liable for and will pay all short-term disability benefits payable to all Seller Designated Employees with respect to any period commencing on or after their respective Hire Dates thereof in accordance with the terms of any applicable employee benefit plan of Purchaser to the extent provided by Purchaser.

(iv) Seller will remain liable for and will pay all long-term disability benefits payable to all Seller Employees with respect to any disability incurred, reported and acknowledged prior to the Closing Date, including any such benefits payable to any Seller Designated Employee on short-term disability as of the Closing in accordance with the terms of any applicable employment benefit plan of Seller. Purchaser will be liable for and will pay all long-term disability benefits payable to all Seller Designated Employees with respect to any disability incurred on or after the respective Hire Dates in accordance with the terms of any applicable employee benefit plan of Purchaser to the extent provided by Purchaser.

(v) Subject to the provisions of clause (ii) above, Seller will be responsible for any continuation of group health plan coverage required under Section 4980B of the Code or Sections 601-608 of ERISA with respect to a “qualifying event” (as defined in Section 4980B of the Code) incurred by a Seller Employee or any dependent of a Seller Employee that qualifies as a “qualified beneficiary” (as defined in Section 4980B of the Code) on or prior to the Closing Date.

(c) 401(k) Plans. Unless contrary to law as determined by counsel for Seller, Seller’s 401(k) Plan will be amended to the extent necessary to 100% vest Seller Designated Employees in their account balances under such 401(k) Plan and to permit Seller Designated Employees to receive an immediate distribution of their account under such plan within a reasonable period following the Closing Date. Unless contrary to law, Purchaser’s 401(k) Plan (if any) will be amended to accept rollovers of such distributions from Seller’s 401(k) Plan for electing Seller Designated Employees, to the extent such distributions are eligible for rollover treatment under Section 402 of the Code. If in the opinion of counsel for Seller, Seller’s 401(k) Plan is not permitted to make immediate distributions, Purchaser’s 401(k) Plan will accept a direct trustee-to-trustee transfer of assets from Seller’s 401(k) Plan with respect to the Seller Designated Employees.

(d) Other Benefit Plans. With respect to any other Benefit Plans not specifically addressed in this Agreement, including but not limited to pension plans, deferred compensation plans, post-retirement plans, incentive plans, bonus plans, equity-based compensation plans, severance and fringe benefit plans, Seller will retain all liability therefor and Purchaser will have no liability therefor.

(e) Workers’ Compensation. Seller will retain all liability for any workers’ compensation claims of Seller employees arising from or relating to any injury, illness or condition incurred or existing prior to the Closing Date.

(f) No Third Party Beneficiaries. No third party benefits in favor of any person, including the employees of Seller, will be created, implied or inferred from the provisions of this Section 8.5.

8.5 Books and Records. (a) From and after the Closing Date, Purchaser will give Seller’s representatives reasonable access to such documentation and information which relates to the period prior to the Closing Date and reasonable access to, and cause the cooperation of, employees of Purchaser which Seller may reasonably require (i) to prepare and file Tax Returns and to respond to any issues which may arise with respect to Taxes for which Seller is responsible to the extent relating to the Purchased Assets or Assumed Liabilities, (ii) with respect to any Retained Liabilities, and (iii) to defend any claim which Seller is required to defend pursuant to this Agreement or in connection with the operation of the Business prior to the Closing Date. Prior to the sixth anniversary of the Closing Date, Purchaser will give Seller at least thirty (30) days’ prior written notice of Purchaser’s intention to dispose of any books, records or other documentation which are delivered to Purchaser under the terms of this Agreement. Seller will have the opportunity to obtain possession, at its own expense, of any such books, records or documentation as Seller may reasonably require prior to Purchaser’s disposition thereof prior to the sixth anniversary of the Closing Date. In the absence of bad faith or willful misconduct, Purchaser will have no liability arising out of or in connection with its retention and handling of such records.

(b) From and after the Closing Date, Seller will give Purchaser’s representatives reasonable access to such documentation and information and reasonable access to, and cause the cooperation of, employees of Seller which Purchaser may reasonably require to (i) prepare and file Tax Returns and respond to any issues which may arise with respect to Taxes for which Purchaser is responsible to the extent relating to the Purchased Assets or Assumed Liabilities or (ii) defend any claim which Purchaser is required to defend pursuant to this Agreement or in connection with the operation of the Business after the Closing Date. Prior to the third anniversary of the Closing Date, Seller will give Purchaser at least thirty (30) days’ prior written notice of Seller’s intention to dispose of any books, records or other documentation which Seller is entitled to retain pursuant to this Agreement, and Purchaser will have the opportunity to obtain possession, at its own expense, of any such books, records or documentation as Purchaser may reasonably request prior to Seller’s disposition thereof prior to the sixth anniversary of the Closing Date. In the absence of bad faith or willful misconduct, Seller will not have any liability arising out of or in connection with its retention and handling of such records.

(c) Information which is obtained by either party pursuant to this Section 8.5 will be kept confidential by such party; provided, however, that in the event the party or any of its representatives is requested or required pursuant to applicable Law by any Governmental Authority to disclose any such information, the party may do so after providing the other party with notice of the request or requirement so that the other party may attempt, at its own expense, to obtain a protective order. Each party will use reasonable efforts to limit access to such information on a “need to know” basis.

8.6 Collection of Payments. Following the Closing, (a) Seller will use its best efforts to twice weekly and in any event, not later than five (5) days following receipt, forward to Purchaser any payments received by Seller with respect to any of the Purchased Assets, and any checks, drafts or other instruments payable to Seller will, when so delivered, bear all endorsements required to effectuate the transfer of the same to Purchaser, (b) Seller will promptly forward to Purchaser any mail or other communications received by Seller relating to the Purchased Assets or the Assumed Liabilities, (c) Purchaser will promptly, and in any event, not later than seven days following receipt, forward to Seller any payments received by Purchaser with respect to any of the Excluded Assets, and any checks, drafts or other instruments payable to Purchaser shall, when so delivered, bear all endorsements required to effect the transfer of the same to Seller, and (d) Purchaser will promptly forward to Seller any mail or other communications received by Purchaser relating to the Excluded Assets or the Retained Liabilities.

8.7 Further Assurances. From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

8.8 Certain Tax Matters. (a) Any sales, use, transfer, vehicle transfer, stamp, conveyance, value added or other similar Taxes that may be imposed by any Governmental Authority, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the purchase and sale of the Purchased Assets or on account of this Agreement or the transactions contemplated hereby, will be borne by Purchaser.

(b) Seller will cause to be included in its income Tax Returns for all periods or portions thereof ending on or before the Closing Date, all revenue and expense relating to the operations of the Business during such periods or portions thereof. Seller will prepare and timely file or cause to be prepared and timely filed all such Tax Returns with the appropriate Governmental Entities. Seller will make all payments of Tax shown to be due and owing in such Tax Returns.

(c) Seller and Purchaser will (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any Taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. In addition, Seller will retain until the applicable statutes of limitations (including any extensions) have expired copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before or which include the Closing Date and will not destroy or otherwise dispose of any such records without first providing Purchaser with a reasonable opportunity to review and copy the same.

8.9 Registration of Vehicle Titles. Within 30 days following the Closing Date, Purchaser agrees to provide proof of the re-registration of all vehicles (with certificates of title) acquired by Purchaser as Purchased Assets.

8.10 Accounts Receivable. Subject to the threshold set forth in Section 10.2(a), T-3 agrees to reimburse Purchaser upon request for any Accounts Receivable which are not collected by Purchaser which are 120 days past invoice date to the extent same have been included on the Closing Date Balance Sheet (less the allowance for doubtful accounts reflected on the Closing Date Balance Sheet). Upon any such reimbursement, Purchaser shall transfer the applicable Account Receivable to T-3, and T-3 shall thereafter be entitled to take whatever action it deems appropriate in the collection thereof.

8.11 Non-Compete.

(a) Non-Compete. Neither Seller nor T-3 shall, for a period of five (5) years following the Closing Date, directly or indirectly, for itself or on behalf of or in conjunction with any Person:

(i) engage, as an officer, partner, director, shareholder, owner, partner, joint venturer, employee, contractor or in a managerial or advisory capacity, or otherwise, nor shall it cause or permit any Affiliate, whether as an employee, independent contractor, consultant, or advisor, as a sales representative, or in any other capacity whatsoever, in any business offering any services or products in competition with the Business, including any territory serviced by Seller in the States of Texas and Louisiana and each location outside such states where the Seller has, and the Purchaser will continue to, engage in the Business is defined to be the “Territory” for purposes of this Agreement;

(ii) call upon any person or entity who is, at that time, or has been, within two (2) years prior to that date, within the Territory, an employee or agent of Purchaser or any of its Affiliates for the purpose or with the intent of enticing such employee away from or out of the employ of Purchaser or any of its Affiliates;

(iii) disclose to any person or entity any confidential information of Purchaser including, without limitation, customer or supplier lists, pricing information, purchasing information or employee information (“Confidential Information”);

(iv) call upon any person or entity who is, at that time, or has been, within two (2) years prior to that time, a customer or supplier of Purchaser or any of its Affiliates within the Territory for the purpose of soliciting or selling services or products in competition with Purchaser or any of its Affiliates within the Territory; or

(v) solicit for employment or employ any employee of Purchaser;

provided, however, nothing in this Section 8.11 or elsewhere in this Agreement, and no duties otherwise implied under law or in equity as between the parties hereto, shall restrict T-3 and its Affiliates from continuing to operate their respective businesses in the manner historically operated prior to the date of this Agreement (other than to the continued operation of the Business), including, but not limited to, (i) calling upon, selling to, or buying from any customers or suppliers of the Business if such persons or their Affiliates are also customers or suppliers of T-3 and/or its Affiliates and (ii) selling the Excluded Inventory to any third party, including customers and suppliers of the Business; provided, however, T-3 and its Affiliates shall be restricted from breaching the provisions set forth in Section 8.11(a)(ii) and (iii). Further, if T-3, or any material portion of T-3, is acquired by a third party or if there is a change of control of T-3, this Section 8.11 shall only apply upon the closing of such transaction or upon such change of control to (i) T-3 and (ii) those entities and individuals which are Affiliates of T-3 as of the date of this Agreement, and shall not apply to any acquirer or its Affiliates, except as to T-3’s Affiliates.

8.12 Equitable Relief. Because of the difficulty of measuring economic losses as a result of a breach of the provisions contained in Section 8.11, and because of the immediate and irreparable damage that could be caused for which the Purchaser would have no other adequate remedy, Seller and Purchaser agree that the provisions contained in Section 8.11 may be enforced by the Purchaser or its Affiliates by injunctions, restraining orders, and other equitable actions in addition to any other relief to which the Purchaser may be entitled, without the necessity of posting a bond.

8.13 Reasonable Restraint. The parties hereto acknowledge and agree that the provisions contained in Section 8.11 are ancillary or part of an otherwise enforceable agreement and contain limitations as to time and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Purchaser

8.14 Material and Independent Covenant. Seller acknowledges that its agreement with the provisions contained in Section 8.11 are material conditions to Purchaser’s agreement to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the provisions contained in Section 8.11 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. The covenants contained in Section 8.11 shall not be affected by any breach of any other provision hereof by any party hereto.

8.15 Change of Name of Seller. Within ten (10) days of Closing, Seller agrees to deliver a Certificate of Amendment of Seller’s Certificate of Incorporation, in proper form for filing with the Secretary of State of the State of Louisiana, changing Seller’s name to a name not similar to “A&B Bolt & Supply, Inc.,” together with all other documentation required to be filed in other jurisdictions where Seller is qualified or licensed to do business to reflect such name change.

8.16 Delivery of Excluded Inventory. After Closing, Purchaser shall use reasonable efforts to deliver the Excluded Inventory to T-3’s Broussard location within 90 days of Closing. Purchaser and T-3 agree to cooperate with one another in connection with the removal of the Excluded Inventory from Purchaser’s property.

8.17 Beaumont Location. The parties acknowledge that the assets relating to the Business located in Beaumont, Texas may have sustained damage as a result of Hurricane Rita on September 23, 2005. The parties further acknowledge that as of the date of this Agreement the Beaumont location is inaccessible and therefore it is impossible to determine the amount of damage, if any, sustained at such location. The parties agree to determine the amount of damage, if any, to the Beaumont location prior to Closing and to adjust the Purchase Price accordingly. Any such adjustment to the Purchase Price will be on substantially the same basis as the adjustments made to the Estimated Purchase Price made for the Harvey and Venice locations and shall include an adjustment, if warranted, for the destruction of any fixed assets at the Beaumont location.

8.18 Accounts Payable. With the intent of normalizing the aging of accounts payable consistent with historical practice, Seller agrees not to pay any accounts payable prior to the Closing Date without the prior approval of Purchaser, such approval not to be unreasonably withheld by Purchaser.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following conditions:

9.1.1. Representations, Warranties and Covenants of Seller. (a) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects (or, if any such representation is expressly qualified by “materiality,” “Material Adverse Effect” or words of similar import, then in all respects) as of the date hereof and as of the Closing, as though made anew at and as of the Closing and (b) Seller shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by Seller on or before the Closing Date.

9.1.2. No Injunction, etc. No provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall be in effect which shall prohibit the consummation of the Closing.

9.1.3. No Proceedings. No action, suit or proceeding affecting the Business or challenging this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking material damages shall have been instituted or threatened by any Person.

9.1.4. Delivery of Documents. Each of the deliveries required by Section 5.2 shall have been made.

9.1.5. Third-Party Consents; Governmental Approvals. All consents, approvals, waivers and Permits, if any, disclosed or required to be disclosed on Schedule 5.2(iv) attached hereto shall have been received.

9.1.6. Termination of Security Interests. Seller shall have obtained releases and other documentation reasonably requested by Purchaser in form and substance reasonably satisfactory to Purchaser providing for the termination and release of all Liens (other than Permitted Liens) on the Purchased Assets.

9.1.7. No Material Adverse Change. Prior to the Closing Date, no event shall have occurred which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

9.1.8. Employment Agreements. Kevin Bernard and James Spearman shall have executed employments agreements with non-compete provisions agreeable to Purchaser.

9.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following conditions:

9.2.1. Representations, Warranties and Covenants of Purchaser. The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects (or, if any such representation is expressly qualified by “materiality,” “Material Adverse Effect” or words of similar import, then in all respects) as of the date hereof and as of Closing, as though made anew at and as of the Closing and (b) Purchaser shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by Purchaser on or before the Closing Date.

9.2.2. No Injunction, etc. No provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall be in effect which shall prohibit the consummation of the Closing.

9.2.3. Delivery of Documents. Each of the deliveries required by Section 5.3 shall have been made.

9.2.4. Release of Severance Obligations. Darryl Soignet Sr. and James Spearman shall have released Seller from any and all severance obligations.

9.2.5. Lucidity Agreement. Purchaser shall have entered into an agreement with Lucidity Consulting Group LP relating to support for the Oracle software used by the Business on terms substantially similar to the agreement between Lucidity Consulting Group LP and T-3 Support Services, Inc. dated September 1, 2005.

9.2.6. Landlord Subordination of Liens. Purchaser shall have received subordination of lien documentation from the landlords of all of the leased Real Property in a form reasonably acceptable to Purchaser’s lender.

ARTICLE X

SURVIVAL; INDEMNIFICATION

10.1 Survival. The representations and warranties of the parties contained in this Agreement will survive the Closing but will terminate eighteen (18) months from the Closing Date unless Purchaser has made a written claim against Seller or T-3 prior to said date; provided, however, that the representations and warranties contained in Section 6.1.5(a) (Title Matters), Section 6.1.9 (Tax Matters) and Section 6.1.17 (Environmental Matters), shall survive until 180 days after the expiration of the applicable statute of limitations covered thereby (after giving effect to any waiver, mitigation or extension thereof granted by Seller). Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. All covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely.

10.2 Indemnification. (a) Seller and T-3 will jointly and severally indemnify, defend and hold harmless Purchaser against any and all liabilities, damages and losses, and, punitive damages, and all costs or expenses, including reasonable attorneys’ and consultants’ fees and expenses incurred in respect of Third-Party Claims or claims between the parties hereto (“Damages”), incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by Seller in Article VI to be true and correct as of the date of this Agreement and as of the Closing Date as if made anew at and as of the Closing Date, (ii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement, (iii) Seller’s operation of the Business prior to the Closing Date (other than Assumed Liabilities), and (iv) any Retained Liabilities; provided, however, that Seller will not be liable under this Section 10.2(a)(i) unless the amount of Damages with respect to a claim (or group of related claims that result from substantially the same or substantially related circumstance) exceeds $5,000.00 (the “De Minimus Threshold”); provided, further, that Seller will not be liable under Section 10.2(a)(i) unless the aggregate amount of Damages exceeds $40,000.00 (the “Threshold”) (not counting any claim or group of related claims that do not exceed the De Minimus Threshold) and then to the extent of such Damages exceeding such Threshold. Notwithstanding the foregoing, a breach of the representation and warranty contained in Section 6.1.15(d) shall not be subject to the De Minimus Threshold or the Threshold.

(b) Notwithstanding anything to the contrary, Seller’s aggregate liability under Section 10.2(a)(i) shall not exceed, in the aggregate, an amount equal to 50% of the Purchase Price for any and all claims made hereunder. Seller’s aggregate liability under Section 10.2(a)(ii) and (iii) shall not exceed the cash Purchase Price received by Seller, less any amounts paid as a result of any liability of Seller under Section 10.2(a)(i); provided, Seller’s aggregate liability under Section 10.2(a)(ii) for breach of the covenant in Section 8.10 shall not exceed $300,000.00.

(c) Purchaser will indemnify, defend and hold harmless Seller against Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by Purchaser in Article VII to be true and correct as of the date hereof and the Closing Date, (ii) the breach of any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement, and (iii) any Assumed Liabilities, and (iv) Purchaser’s operation of the Business after the Closing.

(d) Payments of all amounts owing by an Indemnifying Party under this Article X shall take into account and be appropriately reduced by amounts received or receivable by the Indemnified Party under insurance, indemnification, contribution, reimbursement or similar contracts, and by any tax benefit in favor of an Indemnified Party.

10.3 Procedures. (a) If any Person who or which is entitled to seek indemnification under Section 10.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after receipt of such written notice of such Third-Party Claim. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which will be reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

(b) If, within 20 days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 10.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 10.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten days after receiving written notice from the Indemnified Party or if the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the

Indemnified Party in respect of all Damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith; provided, however, that the Indemnifying Party shall not be liable for the costs and expenses of more than one counsel for all Indemnified Parties in any one jurisdiction. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party’s defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

(c) Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 20 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 20 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) A failure to give timely notice or to include any specified information in any notice as provided in Section 10.3(a), 10.3(b) or 10.3(c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

10.4 No Consequential Damages. Notwithstanding any other provision of this Agreement, no Indemnified Party shall be entitled to any consequential damages including exemplary, punitive, incidental, indirect or special damages (collectively “Excluded Damages”) suffered by an Indemnified Party except to the extent such Excluded Damages are the subject of a Third-Party Claim.

10.5 Scope of Representations and Warranties of Seller. PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT THE SELLER HAS NOT MADE, AND THE SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND PURCHASER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST THE SELLER AND ITS REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL), HERETOFORE FURNISHED TO PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE SELLER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT AND FIXTURES CONSTITUTING A PART OF THE ASSETS OWNED OR OPERATED BY THE COMPANY, (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE LEGAL REQUIREMENTS TO CLAIM DIMINUTION OF CONSIDERATION, (IV) ANY CLAIMS BY PURCHASER FOR DAMAGES BECAUSE OF ANY LATENT OR PATENT DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN AND (V) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LEGAL REQUIREMENTS. THE SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LEGAL REQUIREMENTS TO BE EFFECTIVE, THE DISCLAIMERS OF THE WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS.”

10.6 Exclusive Remedy. The indemnities provided for in this Article X shall be the sole and exclusive remedy of the parties after the Closing with respect to, arising out of, or resulting from this Agreement (including for any inaccuracy of any representation or warranty or any failure or breach of any covenant, obligation, condition or agreement contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith); provided, however, that the foregoing shall not (i) limit the rights of any party to seek any equitable remedy available to enforce the rights of such party under this Agreement or (ii) limit the right of a party to seek any available remedy for fraud involving a knowing and intentional misrepresentation. Each party covenants and agrees that following the Closing it shall not seek or assert any other remedy hereunder, other than any equitable remedy available to enforce the rights of such party under this Agreement and the right of such party to seek any available remedy for fraud involving a knowing and intentional misrepresentation. Purchaser specifically waives and releases Seller from any liability and any rights it might otherwise have pursuant to law other than pursuant to the terms of this Agreement and other than any liability arising from fraud involving a knowing and intentional misrepresentation.

10.7 Mitigation of Damages/Minimization of Claim. Purchaser and Seller agree to use reasonable commercial efforts to (a) resolve all Third Party Claims and

Direct Claims for which indemnification is sought under this Article X on the lowest cost basis that complies with the requirements of applicable Laws and (b) mitigate the costs and expenses as well as any Damages arising out of any Third Party Claim or Direct Claim.

ARTICLE XI

MISCELLANEOUS

11.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) By the mutual written consent of Purchaser and Seller;

(ii) By Purchaser, if there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Purchaser at the Closing, and such violation or breach has not been waived by Purchaser or, in the case of a covenant breach, cured by Seller within 15 days after written notice thereof from Purchaser;

(iii) By Seller, if there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing, and such violation or breach has not been waived by Seller or, in the case of a covenant breach, cured by Purchaser within 15 days after written notice thereof from Seller; or

(iv) By Purchaser or Seller if the transactions contemplated hereby have not been consummated by October 31, 2005; provided, however, that (i) neither Purchaser nor Seller will be entitled to terminate this Agreement pursuant to this Section 11.1(a)(iv) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

(b) In the event that this Agreement is terminated pursuant to Section 11.1(a), all further obligations of each party hereto under this Agreement (other than pursuant to Sections 11.4 and 8.3(b), which will continue in full force and effect) will terminate without further liability or obligation of any party to the other party hereunder; provided, however, that no party will be released from liability hereunder for any (i) failure of such party to have performed its obligations hereunder prior to such termination or (ii) intentional misrepresentation made by such party prior to such termination of any matter set forth herein.

11.2 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (receipt confirmed) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a) If to Purchaser to:

A&B Valve and Piping Systems, L.P.

5858 Westheimer, Suite 703

Houston, Texas 77057

Fax No. (713) 977-5212

Attention: Simon Wachsberg

with a copy to:

Peter Workin

7500 San Felipe, Suite 777

Houston, Texas 77063

Fax No. (713) 963-8338

(b) If to Seller to:

c/o T-3 Energy Services, Inc.

7135 Ardmore Street

Houston, Texas 77054

Fax No. (713) 996-4123

Attention: Chief Executive Officer

with a copy to:

Porter & Hedges, L.L.P.

1000 Main St., 36th Floor

Houston, TX 77002

Fax No. (713) 226-6247

Attn: Richard L. Wynne

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

11.3 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

11.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such party.

11.5 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto.

11.6 No Third-Party Beneficiaries. Except as provided in Article X and Section 11.5, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

11.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

11.8 Public Announcements. From the date hereof until the Closing Date, Seller and Purchaser will obtain the approval of each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make any public statements with respect to this Agreement and the transactions contemplated hereby; provided, this provision will not restrict either party from issuing any press release or public statement required by applicable securities laws.

11.9 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Texas, in Harris County, and the federal courts in the Southern District of Texas. Each of the parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.2 will be deemed effective service of process on such party.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

11.11 Table of Contents; Headings. The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

11.12 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

11.13 Severability; Injunctive Relief. (a) If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

(b) The parties acknowledge and agree that the provisions of Sections 8.2 and 8.3(b) are reasonably necessary to protect the legitimate interests of Purchaser, its Affiliates and their businesses and Seller, its Affiliates and their businesses (in the case of Section 8.3(b) only) and that any violation of Sections 8.2 or 8.3(b) will result in irreparable injury to Purchaser and its Affiliates (or Seller and its Affiliates, in the case of Section 8.3(b) only), the exact amount of which will be difficult to ascertain and the remedies at Law for which will not be reasonable or adequate compensation to Purchaser and its Affiliates (or Seller and its Affiliates, in the case of Section 8.3(b) only) for such a violation. Accordingly, Seller agrees that if it violates any of the provisions of Section 8.2 or 8.3(b), and Purchaser agrees that if it violates any of the provisions of Section 8.3(b), in addition to any other remedy available at Law or in equity, Purchaser (or Seller, in the case of Section 8.3(b) only) will be entitled to seek specific performance or injunctive relief without posting a bond, or other security, and without the necessity of proving actual damages.

11.14 Arbitration. Except as set forth in Section 11.13(b) and as provided in Section 4.2 hereof, any dispute between the parties hereto with respect to any claim for indemnification or otherwise arising under this Agreement shall be resolved by binding arbitration in accordance with the following provisions, provided, however, that either party may seek injunctive relief or other equitable relief to preserve the status quo pending arbitration.

(a) Either party to this Agreement may submit any dispute that is subject to arbitration by giving written notice to the other party hereto. Within 30 days after receipt of such notice by such other party, the parties hereto shall mutually select an arbitrator. If the parties are unable to agree upon such selection within such 30 days, then either party may, upon at least five days prior written notice to the other party, request the American Arbitration Association to appoint the arbitrator. The American Arbitration Association may thereupon appoint the arbitrator. The arbitrator shall be impartial and unrelated, directly or indirectly, so far as rendering of services is concerned to either of the parties or any of their respective Affiliates. The arbitration shall be conducted in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect, except as otherwise provided in this Section 11.14, and the arbitrator shall be paid on an hourly basis, except as otherwise mutually agreed.

(b) The arbitrator shall investigate the facts and may, in his or her discretion, hold hearings, at which the parties hereto may present evidence and arguments, be represented by counsel and conduct cross-examination. The arbitrator shall render a written decision on the matter presented as soon as practicable after his or her appointment and in any event not more than 90 days after such appointment. The decision of the arbitrator, which may include equitable relief, shall be final and binding on the parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof. If the arbitrator shall fail to render a decision within such 90-day period, either party may institute such action or proceeding in such court as shall be appropriate in the circumstances and upon the institution of such action, the arbitration proceeding shall be terminated and shall be of no further force and effect. In resolving any dispute, the arbitrator shall apply the provisions of this Agreement and applicable law, without varying therefrom in any respect. The arbitrator shall not have the power to add to, modify or change any of the provisions of this Agreement.

11.15 Attorneys’ Fees. The prevailing party in any proceeding initiated pursuant to the terms of this Agreement shall be awarded reasonable attorneys’ fees, expert and non-expert witness cost and expenses incurred in connection with such proceeding.

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The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

A&B BOLT & SUPPLY, INC.

By:	/s/ Gus D. Halas
Name:	Gus D. Halas
Title:	President

T-3 ENERGY SERVICES, INC.

By:	/s/ Gus D. Halas
Name:	Gus D. Halas
Title:	President and Chief Executive Officer

A&B VALVE AND PIPING SYSTEMS, L.P.,

By:	A&B GP, L.L.C., its general partner

	By:	/s/ Simon Wachsberg
	Name:	Simon Wachsberg
	Title:	President

EXHIBIT A

TRANSITIONAL SERVICES AGREEMENT

1